Exhibit 10.1

July 7, 2014

By Hand
Alan N. Forman

Re:   Amendment of Retention Bonus Letter Agreement

Dear Alan:

As you know, we have provided you with an opportunity to earn a retention bonus pursuant to that certain letter agreement dated July 18, 2013 (the “Existing Letter Agreement”).  Capitalized terms used herein shall have the meaning ascribed to such terms in the Existing Letter Agreement.

As we continue evaluating strategic alternatives, we are pleased to extend the Outside Date of your Existing Letter Agreement from June 30, 2014 to December 31, 2014.  As a result, you will be entitled to receive the Retention Bonus if a Closing occurs by December 31, 2014 so long as you remain employed by the Company on the date of Closing; provided however, in the event of a Covered Termination, you shall also be entitled to receive the Retention Bonus as if you were employed on such date.  But, please note that since none of the Quarterly Financial Targets were achieved, you are not due any Retention Bonus based upon the Company’s financial performance.

In addition, please note that the Existing Letter Agreement is hereby further amended so that you are not eligible for a Retention Bonus in the event that the stockholders of the Company approve a plan of complete liquidation or dissolution.  Accordingly, the following words, “the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or” are hereby deleted from subsection (iv) of the definition of Change in Control.

Except as set forth above, the Existing Letter Agreement shall continue in full force and effect. We look forward to your continued employment with us.

Very truly yours,

	By:	/s/ Robert S. Yorgensen
Name: Robert S. Yorgensen
Title: President and CEO

Agreed to and accepted:

/s/ Alan N. Forman
Alan N. Forman